EXHIBIT 2.2


                           ADVISOR'S ASSET MANAGEMENT
                                  A DIVISION OF
                          FIXED INCOME SECURITIES, L.P.

                            STANDARDS AND PROCEDURES
                                    REGARDING
                              CONFLICTS OF INTEREST

                         ------------------------------
                                 CODE OF ETHICS
                                       AND
                             REPORTING REQUIREMENTS

     Advisor's Asset Management ("AAM") has a fiduciary duty to its clients. They deserve AAM's undivided loyalty and effort, and their interests come first. AAM must avoid even the appearance of impropriety. AAM's employees must not take advantage of their positions and the access to information that comes with their positions.

     Supervised Persons must comply with applicable federal securities laws, as well as rules and regulations of the National Association of Securities Dealers.

     AAM, a division of Fixed Income Securities, LP ("FIS") has adopted this Code of Ethics to assist AAM in maintaining the highest standards of conduct. The partners of FIS must approve any material change to this Code of Ethics ("Code") within six months of the change.

     Employees of AAM have agreed to be bound by this Code. Each AAM Access Person must annually certify his or her receipt and understanding of, and intention to comply with this Code (including any amendments) via Exhibit C or email response certification.

     Conflicts of interest can arise when certain investment advisory personnel (e.g., those who may have knowledge of impending investment advisory transactions) buy and sell securities in investment accounts in which they have a beneficial interest ("personal investment activities"). These conflicts arise because such personnel have the opportunity to profit from information about investment advisory transactions, often to the detriment of investors.

     Section 204 of the Investment Advisers Act of 1940, as amended (the "Act") and Rule 204A-1 thereunder are intended to address the potential conflicts arising from the personal investment activities of AAM personnel. Rule 204A-1, among other things, (a) requires investment advisers registered or required to be registered under Section 203 of the Act to establish, maintain and enforce a written code of ethics that sets forth standards of conduct expected of advisory personnel and addresses conflicts of interest that arise from personal trading by advisory personnel.

     Accordingly, FIS, a Registered Investment Adviser doing business as AAM, has adopted this Code.




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     It should be noted that this Code is applicable to all employees of FIS unless otherwise indicated below. The Code addresses personal transactions in securities within the context of Rule 204A-1 of the Act. The Code does not encompass all possible areas of potential liability under the federal securities laws, including the Act. For instance, the federal securities laws preclude investors from trading on the basis of material, nonpublic information or communicating this information in breach of a fiduciary duty ("insider trading" or "tipping"). Other provisions of the federal securities laws also address transactions that may involve fraud or raise other conflict issues.

ALL AAM EMPLOYEES MUST REPORT ANY VIOLATIONS OF THIS CODE PROMPTLY TO THE COMPLIANCE OFFICER.

This Code of Ethics consists of six sections - 1. Statement of General Principles; 2. Definitions; 3. Exempted Transactions; 4. Prohibited Activities;
5. Compliance Procedures; and 6. Sanctions.

I.   STATEMENT OF GENERAL PRINCIPLES

     The Code is based upon the principle that the employees of AAM owe a fiduciary duty to, among others, their clients. In accordance with this general principle, all AAM employees must: (1) place the interests of their clients first; (2) execute personal securities transactions in compliance with the Code;
(3) avoid any actual or potential conflict of interest or any abuse of their positions of trust and responsibility; and (4) not take inappropriate advantage of their positions. Persons covered by this Code must adhere to its general principles as well as comply with the Code's specific provisions. It bears emphasis that technical compliance with the Code's procedures will not automatically insulate from scrutiny trades that show a pattern of abuse of the individual's fiduciary duties. In addition, a violation of the general principles of the Code may constitute a punishable violation.

II.  DEFINITIONS

     As used herein:

(1)  "Access Person" means:

     (i) Any of AAM's Supervised Persons:

          (A) Who has access to nonpublic information regarding any client's purchase or sale of securities, or

          (B) Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

     (ii) All of AAM's partners and some of AAM's officers.

          See Schedule A.


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(2) "Access Person Trade Approval Committee" (the Committee) means a committee made up of the Chief Portfolio Manager, Chief Investment Officer, Chief Portfolio Trader.

(2) "Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(3) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person considers making such recommendation.

(4) "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") in determining whether a person has beneficial ownership of a security for purposes of section 16 of the Exchange Act and the rules and regulations thereunder. In this regard, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Under this definition, beneficial ownership by a person includes, but is not limited to, securities held by members of a person's immediate family sharing the same household, securities held in certain trusts, discretionary accounts, and a general partner's proportionate interest in the portfolio securities held by a general or limited partnership. A person will not be deemed to be the beneficial owner of securities held in the portfolio of a registered investment company solely by reason of his or her ownership of shares or units of such registered investment company.

(5)."Compliance Officer" shall be the Chief Compliance Officer of the Registered Investment Adviser or his/her designees. A list of the Compliance Officer and his/her designee(s) is attached as Exhibit B.

(6). "Covered Account" shall include accounts of immediate family members sharing the same household, joint accounts on which the Access Person is an account owner, as well as for accounts which the Access Person holds discretionary trading authority.

(6) "Federal securities laws" means the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a-mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L. 106-102, 113 Stat. 1338 (1999), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(7) "Initial public offering" means an offering of securities registered under the Securities Act of 1933 (15 U.S.C. 77a), the issuer of which, immediately before the registration, was not subject to


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the reporting requirements of sections 13 or 15(d) of the Securities Exchange
Act of 1934 (15 U.S.C. 78m or 78o(d)).

(8) "Purchase or sale of a security" includes the purchase or sale of a Reportable Security in a Covered Account and includes writing an option to purchase or sell a security.

(9) "Reportable Security" means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

     (i) Direct obligations of the Government of the United States;

     (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

     (iii) Shares issued by money market funds;

     (iv) Shares of open-end mutual funds registered under the Investment Company Act of 1940;

     (v) Shares of Unit Investment Trusts during the primary offering;

     (vi) Shares of Municipal Fund Securities as defined by MSRB Rule D-12;

     (vii) Municipal Bonds not in default;

     (viii) Purchases or sales which are non volitional on the part of either the Access Person or a Trust (e.g., transactions in corporate mergers, stock splits, tender offers);

     (ix) Purchases which are part of an automatic reinvestment plan; and

     (x) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.


(10) "Supervised Person" means any employee of AAM

III. Exempted Transactions *

     The prohibitions of Section IV(A) and IV(C) of this Code of Ethics shall not apply to:

              A. Purchases or sales of debt securities of a public company with a market capitalization of more than $500 million or less than $150 million;

               B. Purchases or sales of equity securities of a public company with a market capitalization of more than $500 million or less then $150 million;

     * Any debt issue, regardless of capitalization, which is either in arrears or in default, must be submitted to the Committee for approval.


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IV.  PROHIBITED ACTIVITIES

     A. No Access Person shall purchase or sell in a Covered Account, directly or indirectly, any security in which he/she has, or because of such transaction acquires, any direct or indirect beneficial ownership without first obtaining the permission of the Committee, unless the security or transaction is otherwise exempt. The Committee shall make reasonable inquiry as to the trading or proposed trading or pending purchase or sale orders by clients of the Adviser in such security. The Adviser will maintain records of the approval of, and rationale supporting, the acquisition of investments in IPO's and Private Placements for at least five years after the end of the fiscal year in which the approval is granted.

     B. Conflicting Trades. No Supervised Person shall purchase or sell, directly or indirectly, any security in which he or she has, or because of such transaction acquires, any direct or indirect beneficial ownership, if the person knows at the time of purchase or sale that the security

     (1) is being considered, or within five days preceding the proposed transaction has been considered, for purchase or sale by any client; or

     (2) is being purchased or sold by any client, or was purchased or sold by a client within the five days preceding the access person's transactions; or

     (3) is designated by the Adviser as a "Recommended Security" for consideration of any client for purchase or sale.

However, a supervised person may participate as part of a "bunch" order with clients simultaneously purchasing or selling a security. AAM must determine that, for each transaction, bundling is consistent with best execution and no client is favored.

     C. Blackout Period. No Access Person shall purchase or sell a security during a period of ten days before and three days after the date on which a Fund or client for which he or she is portfolio manager or co-manager, engages in any purchase or sale in such security; provided, however, that in appropriate cases the Committee may waive such prohibition if all client trades have been cleared or executed.

     D. Access Persons shall not acquire directly or indirectly beneficial ownership in securities pursuant to a private placement or initial public offering without prior approval from the Committee described in Section (V) below.

     E. Access Persons shall not receive cash of any amount or a gift of more than a de minimis value (consistent with NASD Rule 3060) from any person or entity that does business with AAM, FIS, any FIS affiliate or on behalf of a Trust or any client of FIS.

     F. Access Persons shall not serve on the board of directors of a publicly traded company without prior authorization by the Committee. A request for authorization shall state the position sought, the reason service is desired and any possible conflicts of interest known at the time of the request. No such


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position shall be accepted without the prior approval of the Committee.  Service may be cleared by the Committee only if such Committee determines that service in that capacity would be consistent with this Code and in the interests of AAM, FIS or an affiliate. In addition, Access Persons who receive authorization to serve in such a capacity will be recused from making investment decisions regarding securities issued by the entity involved.

V.   COMPLIANCE PROCEDURES

     A.  Pre-Clearance, Access Person trading and investing.

Exempted Transactions in Reportable Securities retain the obligation to comply with the instructions found within the Pre-Trade Authorization, Access Persons form. Securities excluded from the definition of Reportable Securities are exempt from pre trade approval as well as from capitalization documentation otherwise required by the Pre-Trade Authorization, Access Persons form. Access Persons must receive prior approval of their investment transactions for any Covered Account from the Committee unless the security or transaction is otherwise exempt. A request for approval shall be submitted on the Pre-Trade Authorization, Access Persons form (located on the FIS intranet). Any approval shall be valid for ten (10) business days. The Pre-Trade Authorization, Access Persons form has additional instructions.

     In the event that Committee approval is required and granted, the Access Person must disclose for the succeeding 30 days the investment when he/she plays a role in any client's subsequent investment decision regarding the same issuer. In such circumstances, the decision to purchase or sell securities of the issuer will be subject to an independent review by the Committee.

     The Committee approval requirement shall not apply to securities excluded from the definition of Reportable Securities (Section II (9)) nor to Exempted Transactions listed in Section III. However the Pre-Trade Authorization, Access Persons form has additional instructions.. This exception does not eliminate or modify the requirement that Access Persons receive pre-approval before acquiring securities in a private placement or initial public offering, as required under
Section IV(B) above.

     B.  Reporting Requirements.

     Unless excluded by Subsection C of this Section V, every Access Person must report to the Compliance Officer the following for each Covered Account:

     1. Initial Holdings Reports. No later than ten (30) days after the person becomes an Access Person, the following information, which must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person, via Exhibit F:

     a. the title and type of security, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security


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     in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

     b. the name of any broker, dealer or bank with which the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

     c.   the date that the report is submitted by the Access Person.

     2. Quarterly Transaction Reports. No later than thirty (30) days after the end of the calendar quarter (within 45 days of the end of the calendar year), the following information for each Covered Account must be reported to the Compliance Officer via Exhibit E:

     a. With respect to any transaction during the quarter in a security in which the Access Person had any direct or indirect beneficial ownership:

        1. The date of the transaction, the title, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;

        2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

        3. The price of the Reportable Security at which the transaction was effected;

        4. The name of the broker, dealer or bank with or through which the transaction was effected; and

        5. The date that the report is submitted by the Access Person.

     b. With respect to any Covered Account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

        1. The name of the broker, dealer or bank with which the Access Person established the account;

        2. The date the account was established; and

        3. The date that the report is submitted by the Access Person.

     In addition to the above, every Access Person shall direct his or her broker or brokers to supply to the Compliance Officer, on a timely basis, duplicate copies of confirmations of all securities transactions and copies of periodic statements for all Covered Account involving Reportable Securities in which such Access Person acquires or foregoes direct or indirect beneficial ownership. Such duplicate confirmations and periodic statements received during the


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proscribed period shall satisfy the reporting requirements set forth in this paragraph if all the information required to be included in the quarterly transaction report is contained in the broker confirmations or account statements.

     3. Annual Holdings Report. No later than thirty (45) days after the end of the calendar year the following information in each Covered Account (which information must be current as of a date no more than forty-five days before the report is due) must be reported to the Compliance Officer via Exhibit D:

     a. The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

     b. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

     c. The date that the report is submitted by the Access Person.

     C.  Exceptions to Reporting Requirements.

A person need not make a report under Section V(B) of this Code with respect to transactions in securities held in any Covered Account effected pursuant to an automatic investment plan.

     D.  Certification.

     1.  All Supervised Persons shall certify annually that:

     a. They have received a copy of this Code and any amendments;

     b. They have read and understood the Code and recognize that they are subject thereto; and

     c. They have complied with the requirements of the Code and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.







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     E.  Duties of the Compliance Officer.

     1. Review Reports. The Compliance Officer shall review the reports submitted under Section V(B).

     2. Notification of Reporting Obligation. The Compliance Officer shall update Exhibits A and B as necessary to include new Access Persons and shall notify those persons of their reporting obligations hereunder and to update the Compliance Officer or designee responsible to review reports.

     3. The Compliance Officer or his/her designee shall maintain all records required under Rule 204A-1 of the Act for the periods required under the Rule.

VI.  SANCTIONS

     Upon discovery of a violation of this Code, including either violations of the enumerated provisions or the general principles provided, FIS may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

VII. AMENDMENT TO THIS CODE

     The partners of FIS, shall approve any material change to this Code of Ethics no later than six months after the adoption of the material change.

     Dated:   January 3, 2006















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                                    EXHIBIT A

                                 ACCESS PERSONS

ACCESS PERSONS:
---------------
Scott Colyer (CO), CEO, President, Chief Investment Officer
Kevin Rogers (CO), Chief Portfolio Manager
Jim Costas (CO), Senior Vice-President, Chief Portfolio Trader
Jim Dillahunty (SD), President, Broker/Dealer Services
Doug Haverdink (SD), Vice President, IT Services
Jack Simkin (SD), Sr. VP & CTO
Lisa A. Colyer (CO), Executive Vice-President
Dennis J. Marlin (CO), Senior Vice-President
Scott Rykert (NY), Vice-President
Chris Genovese (NY), First Vice-President
Randal J. Pegg (CO), First Vice-President
Joe R. Cotton (SA), Senior Vice-President
Norman C. Scott (SA), Vice-President
Alex Meitzner (KS), Managing Director
Tina Pelligrino-Vestral (CO), Vice-President
G. Craig Fidler (CO), Senior Vice-President, General Counsel and Secretary Neha Surie (CO), Credit Analyst
Luke Fitzgerald (CO), Credit Analyst
Brady Dolsen (CO), Credit Analyst
Jeremy Bowlin (CO), Credit Analyst
Betsy Boyington (CO), Coordinator
Pat Bratton (CO), Taxable Trader
Cyndi Wiles, (KS), VP AAM
Connie Clutter, (KS), AVP AAM
Tim Penner, (KS), AAM Administrator
Robert Moser, (IL), VP UIT Trading
Tom Koorey, (NY), VP UIT Trading
Roy Steinhilber, (NY), VP UIT Trading
Justin Grow, (CO) Taxable Trader

CO - Monument, Colorado; NY - Melville, New York; SA - San Antonio, TX; KS - Wichita, Kansas, SD - San Diego, California, IL - Chicago, Illinois.








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                                    EXHIBIT B


            COMPLIANCE OFFICER AND DESIGNEE (AS OF  AUGUST 30, 2004)

     The following is the Compliance Officer and his/her designee(s) responsible for reviewing reports submitted under the Code of Ethics of the Trusts and FIS:

     Jacob Palmer (SA), Chief Compliance Officer
     Alana Sanderson (SA), Compliance Coordinator


             COMPLIANCE OFFICER AND DESIGNEE (AS OF  APRIL 4, 2005)

     Michael Dudley (SA) Vice President and Chief Compliance Officer Alana Sanderson (SA), Compliance Coordinator


            COMPLIANCE OFFICER AND DESIGNEE (AS OF DECEMBER 27, 2005)

     Michael Dudley (SA) Vice President and Chief Compliance Officer Janice Flanigan (SA), Administrative Assistant


















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